EXHIBIT 99.1

WAIVER AND FIFTH AMENDMENT TO LOAN AGREEMENT

This Waiver and Fifth Amendment to Loan Agreement (this “ Waiver and Amendment”) is entered into as of August 1, 2005, by and between COMERICA BANK (“Bank”), and CLARIENT, INC., a Delaware corporation, formerly known as Chromavision Medical Systems, Inc. (“Borrower”).

RECITALS

A.    Borrower and Bank are parties to that certain Loan Agreement dated as of February 13, 2003, as amended from time to time, including but not limited to that certain First Amendment to Loan and Security Agreement dated as of October 21, 2003, that certain Second Amendment to Loan and Security Agreement dated as of January 22, 2004, that certain Third Amendment to Loan Agreement dated as of January 31, 2005, and that certain Fourth Amendment to Loan Agreement dated as of March 11, 2005 (collectively, the “Agreement”).

B.    Borrower is currently in violation of Section 8.2 of the Agreement due to Borrower’s failure to obtain Bank’s prior written consent before it changed its legal name to Clarient, Inc. as required by Section 7.2 of the Loan Agreement (the “Existing Event of Default”).

C.    Borrower has requested that Bank waive the Existing Event of Default and provide Borrower with a $3,000,000 standby letter of credit facility to support its obligations to the landlord of Borrower’s new headquarters.

D.    Bank is willing to provide the requested accommodations on the terms and conditions provided herein.

NOW, THEREFORE, the parties agree as follows:

1.             Subject to the terms and conditions set forth in this Waiver and Amendment, Bank hereby waives the Existing Event of Default.  The waiver provided for in this Section 1 is limited precisely as written and shall not be deemed to excuse Borrowers’ further performance or compliance with Sections 8.2 or 7.2, or of any other covenant or term contained in the Agreement.  No delay or omission of Bank to exercise any right, remedy or power under the Agreement shall impair such right, remedy or power or be construed to be a waiver of any default or an acquiescence therein, and single or partial exercise of any such right, remedy or power shall not preclude other or further exercise thereof or the exercise of any other right, remedy or power.  No waiver of any term, covenant, or condition shall be deemed to waive Bank’s right to enforce such term, covenant or condition at any other time.

2.             The following defined terms in Section 1.1 of the Agreement hereby are amended or restated as follows:

“‘Letter of Credit’ means a standby letter of credit issued by Bank at Borrower’s request in accordance with Section 2.2.’

3.             Section 2.2 of the Agreement is hereby amended to read in full as follows:

“2.2         Letters of Credit. In reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower a standby letter of credit in an amount not to exceed $3,000,000 (the “Letter of Credit”) upon receipt of a Standby Letter of Credit Application and Agreement, duly executed by Borrower.  Any amounts drawn under the Letter of Credit shall be charged as Advances against the Revolving Line unless Borrower does not have sufficient borrowing availability under the Revolving Line, in which case Borrower will immediately repay such amounts in immediately available good funds.  The Letter of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement.  Borrower will pay any standard issuance and other fees that Bank notifies Borrower it will charge for issuing and processing the Letter of Credit.”

4.             The Agreement is hereby amended and supplemented to add a new Section 8.11 therein as follows:

“8.11  Letter of Credit Default.  Borrower defaults under any reimbursement obligation or other obligation of Borrower under the Standby Letter of Credit Application and Agreement or other standard form letter of credit application and reimbursement agreement as may be in effect from time to time.”

5.             Section 9.1 of the Agreement is hereby amended and supplemented to add a new clause (d) as set forth below:

6.             “(d)         If an Event of Default has occurred pursuant to Section 8.10, Demand that Borrower  (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts.”

7.             Unless otherwise defined, all initially capitalized terms in this Waiver and Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Waiver and Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

8.             Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Waiver and Amendment, and that no Event of Default has occurred and is continuing.

9.             As a condition to the effectiveness of this Waiver and Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           this Waiver and Amendment, duly executed by Borrower;

(b)           a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Waiver and Amendment;

(c)           a Second Amended and Restated Guaranty from each Guarantor in the form attached hereto, together with resolutions authorizing the execution and delivery of the same;

(d)           an amendment fee in the amount of $1,500, which shall be due and payable and nonrefundable on the date hereof, and which may be debited from any of Borrower’s accounts;

(e)           a Standby Letter of Credit Application and Agreement in the form of Exhibit A attached hereto, duly executed by Borrower;

(f)            all Bank Expenses incurred through the date of this Waiver and Amendment, which shall be due and payable and nonrefundable on the date hereof, and which may be debited from any of Borrower’s accounts; and

(g)           such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

10.           This Waiver and Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Waiver and Amendment as of the second date above written.

CLARIENT, INC., a Delaware corporation, formerly known as Chromavision Medical Systems, Inc.

By:	STEPHEN T.D. DIXON

Title:	Executive Vice President and Chief Financial
Officer

COMERICA BANK

By:	JAMES LIGMAN

Title:	Assistant Vice President